Adamis Pharmaceuticals Corporation 8-K

Exhibit 3.1

ADAMIS PHARMACEUTICALS CORPORATION

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES E CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, David J. Marguglio, does hereby certify that:

1.          David J. Marguglio is the Chief Executive Officer of Adamis Pharmaceuticals Corporation, a Delaware corporation (the “Corporation”).

2.          The Corporation is authorized to issue 10,000,000 shares of preferred stock.

3.          The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 15,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1.         Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means, as to any Person (the “subject Person"), any other Person (a) that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, the subject Person, (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting equity of the subject Person, or (c) ten percent (10%) or more of the voting equity of which is directly or indirectly beneficially owned or held by the subject Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, through representation on such Person’s board of directors or other management committee or group, by contract or otherwise.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(c).

“Business Day” means any day, except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of California are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any convertible debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Ratio” shall initially be equal to one thousand (1,000) per whole share of Series E Preferred Stock, and shall be subject to adjustment as provided herein.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series E Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Value” means the last reported closing stock price of a share of Common Stock on the principal Trading Market on which the Common Stock is listed as of the Trading Day immediately prior to the date on which a Notice of Conversion is delivered to the Company.

“Holder” means a holder of shares of Series E Preferred Stock.

“Merger Agreement” means the Agreement and Plan of Merger and Reorganization, dated as of February 24, 2023, by and among the Corporation, Aardvark Merger Sub, Inc., a Delaware corporation, and DMK Pharmaceuticals Corporation, a New Jersey corporation, as amended, modified or supplemented from time to time in accordance with its terms.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of Series E Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series E Preferred Stock” shall have the meaning set forth in Section 2.

“Share Delivery Date” shall have the meaning set forth in Section 6(b).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transfer Agent” means American Stock Transfer & Trust Company, LLC or any successor entity appointed as the transfer agent of the Corporation.

Section 2.       Designation, Amount and Par Value. The series of preferred stock shall be designated as the Corporation’s Series E Convertible Preferred Stock (the “Series E Preferred Stock”) and the number of shares so designated shall be 15,000. Each share of Series E Preferred Stock shall have a par value of $0.0001 per share.

Section 3.         Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series E Preferred Stock equal (on an as-if-converted-to-Common-Stock basis, disregarding for such purpose any conversion limitations hereunder) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series E Preferred Stock.

Section 4.        Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Holders shall be entitled to vote with the holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise). In any such vote, each Holder shall be entitled to a number of votes equal to the number of shares of Common Stock into which the Series E Preferred Stock held by such Holder is convertible pursuant to Section 6 herein (and after giving effect to and taking into account the Beneficial Ownership Limitation set forth in Section 6(c)) as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each Holder of outstanding Series E Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws. In addition, as long as any shares of Series E Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of Holders of a majority of the outstanding shares of Series E Preferred Stock, directly or indirectly, by merger, consolidation, recapitalization or otherwise (a) alter or change adversely the powers, preferences or rights given to the Series E Preferred Stock or alter or amend this Certificate of Designation, or (b) increase the number of authorized shares of Series E Preferred Stock, or (c) enter into any agreement with respect to any of the foregoing.

Section 5.         Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), subject to the rights of the holders of any other outstanding series of Preferred Stock of the Corporation, the Holders shall be entitled to receive, pari passu with the holders of Common Stock of the Corporation, out of the assets, whether capital or surplus, of the Corporation an amount equal to such amount per share as would have been payable had all shares of Series E Preferred Stock been converted into Common Stock pursuant to Section 6 herein (without giving effect to any limitation on conversion as a result of the Beneficial Ownership Limitation set forth in Section 6(c)) immediately prior to such liquidation, dissolution or winding up.

Section 6.         Conversion.

a)       Conversions at Option of Holder. Each share of Series E Preferred Stock (or fraction thereof) shall be convertible, at any time and from time to time at the option of the Holder thereof, into the number of shares of Common Stock (subject to the limitations set forth in Section 6(c)) equal to the Conversion Ratio (and giving effect proportionately to any conversion of a fraction of a share of Series E Preferred Stock). Holders shall effect conversions by providing the Corporation with a written notice of conversion (a “Notice of Conversion”) substantially in the form attached hereto on the Trading Day on which such Holder wishes to effect such conversion (the “Conversion Date”). Each Notice of Conversion shall specify the number of shares of Series E Preferred Stock to be converted, the applicable Conversion Ratio, the number of shares of Common Stock to be issued, and the number of shares of Series E Preferred Stock owned subsequent to the conversion at issue. The Conversion Shares shall be deemed to have been issued, and the Holder or any other person so designated to be deemed to have become a holder of record of such shares for all purposes, as of the date of delivery to the Corporation of the Notice of Conversion. To effect conversions of shares of Series E Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series E Preferred Stock to the Corporation, unless all of the shares of Series E Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series E Preferred Stock promptly following the Conversion Date at issue. Conversions of less than the total amount of shares of Series E Preferred Stock represented by a certificate held by Holder will have the effect of lowering the outstanding number of Series E Preferred Stock held by such Holder by an amount equal to the number so converted, as if the original stock certificate(s) were cancelled and one or more new stock certificates evidencing the new number of shares of Series E Preferred Stock were issued; provided, however that in such cases the Holder may request that the Corporation deliver to the Holder a certificate representing such non-converted shares of Series E Preferred Stock; provided, further, that the failure of the Corporation to deliver such new certificate shall not affect the rights of the Holder to submit a further Notice of Conversion with respect to such Series E Preferred Stock and, in any such case, the Holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Notice of Conversion. In the case of a dispute between the Corporation and a Holder as to the calculation of the Conversion Ratio or the number of Conversion Shares issuable upon a conversion (including, without limitation, the calculation of any adjustment to the Conversion Ratio pursuant to Section 7 below), the Corporation shall issue to such Holder the number of Conversion Shares that are not disputed within the time periods specified in Section 6(b) below and shall submit the disputed calculations to a certified public accounting firm of national reputation (other than the Corporation’s regularly retained accountants) within three (3) Trading Days following the Corporation’s receipt of such Holder’s Notice of Conversion. The Corporation shall cause such accountant to calculate the Conversion Ratio as provided herein and to notify the Corporation and such Holder of the results in writing no later than three (3) Trading Days following the day on which such accountant received the disputed calculations. Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

b)       Mechanics of Conversion

i.       Delivery of Conversion Shares Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series E Preferred Stock. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Series E Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

ii.       Reservation of Shares Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the outstanding Series E Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series E Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series E Preferred Stock (without giving effect to any limitation on conversion as a result of the Beneficial Ownership Limitation set forth in Section 6(c)).

iii.       Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of the Series E Preferred Stock. In lieu of any fractional shares to which the Holder would otherwise be entitled upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such fractional share of Common Stock in an amount equal to such fraction multiplied by the Fair Value or round up to the next whole share (after aggregating all fractional shares).

iv.       Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Series E Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series E Preferred Stock, and the Corporation shall not be required to issue or deliver such Conversion Shares, unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

c)       Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series E Preferred Stock, and a Holder shall not have the right to convert any portion of the Series E Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder would beneficially own in excess of the Holder Beneficial Ownership Limitation, or such Holder together with such Holder’s Affiliates and any Persons acting as a group together with such Holder or Affiliates (such Persons, “Attribution Parties”) would beneficially own in excess of the Affiliates Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series E Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by each Holder that the Corporation is not representing to such Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 6(c) applies, the determination of whether the Series E Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series E Preferred Stock are convertible shall be in the reasonable judgment of such Holder, in each case subject to the Holder Beneficial Ownership Limitation or the Affiliates Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation, or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two (2) Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series E Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Holder Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series E Preferred Stock held by the applicable Holder. The “Affiliates Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series E Preferred Stock held by the applicable Holder and its Affiliates. The Holder Beneficial Ownership Limitation together with the Affiliates Beneficial Ownership Limitation is collectively known as the “Beneficial Ownership Limitation.” The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series E Preferred Stock.

d)       Nasdaq Issuance Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not be obligated to issue any shares of Common Stock, and the Holders shall not have the right to receive, upon conversion of the Series E Preferred Stock, taken as a whole, any shares of Common Stock to the extent such issuance of shares of Common Stock would exceed that number of shares of Common Stock which the Corporation may issue in the aggregate pursuant to the transactions contemplated under the Merger Agreement (including pursuant to this Certificate of Designation) without breaching the Corporation’s obligations under the rules and regulations of the Nasdaq Capital Market (the “Exchange Cap”). In furtherance of the above, no holder of Series E Preferred Stock shall be issued, in the aggregate pursuant to the terms of this Certificate of Designation, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the number of shares of Series E Preferred Stock held by the Holder and the denominator of which is the aggregate number of shares of Series E Preferred Stock issued on the Original Issue Date to all Holders (with respect to each Holder, the “Exchange Cap Allocation”). In the event that the Holder shall sell or otherwise transfer any of the Holder’s Series E Preferred Stock, the transferee shall be allocated a pro rata portion of the Holder’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Series E Preferred Stock shall convert all of such holder’s Series E Preferred Stock into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Series E Preferred Stock on a pro rata basis in proportion to the shares of Series E Preferred Stock then held by each such Holder.

Section 7.         Certain Adjustments.

a)       Stock Dividends and Stock Splits. If the Corporation, at any time while the Series E Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series E Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Ratio shall be divided by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)       Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents pro rata to all the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon conversion of the Series E Preferred Stock (without regard to any limitations on conversion hereof, including, without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

c)       Pro Rata Distributions. Subject to Section 3, during such time as the Series E Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to all holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Series E Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete Conversion of the Series E Preferred Stock (without regard to any limitations on Conversion hereof, including, without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d)       Merger; Sale of Assets. If at any time while the Series E Preferred Stock is outstanding: (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person pursuant to which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation are converted into or exchanged for shares of another corporation or entity, or are converted into or exchanged for equity securities that represent, less than a majority, by voting power, of the equity securities of (1) the surviving or resulting party, or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party, immediately following such merger or consolidation; or (ii) the Corporation sells all or substantially all of its assets in a single transaction or a series of related transactions (each, a “Merger or Sale”), then each Holder of the Series E Preferred Stock shall be entitled to receive such number of shares of common stock of the successor or acquiring corporation and/or such other or additional consideration as are receivable by virtue of such Merger or Sale by a holder of the number of shares of Common Stock for which the Series E Preferred Stock held by the Holder is convertible immediately prior to such Merger or Sale (without regard to any limitation in Section 6(c) on the conversion of this Series E Preferred Stock).

e)       Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/1,000th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

f)       Notice of Adjustment. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

g)       Adjustments. In the event that at any time, as a result of an adjustment made pursuant to this Section 7, the Holder shall, upon conversion of such Holder’s Series E Preferred Stock, become entitled to receive securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 7.

Section 8.         Miscellaneous.

a)       Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series E Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series E Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

b)       Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

c)       Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

d)       Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

e)       Status of Converted Preferred Stock. Shares of Series E Preferred Stock may only be issued pursuant to the Merger Agreement. If any shares of Series E Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series E Convertible Preferred Stock.

f)       Transfers. Upon written notice to the Corporation, a Holder may sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Series E Preferred Stock to any person or entity as long as such transaction is the subject of an effective registration statement under the Securities Act or is exempt from registration thereunder and otherwise is made in accordance with the terms of the Merger Agreement and any letter of transmittal executed in connection with the issuance Series E Preferred Stock pursuant to the Merger Agreement. From and after the date of any such sale or transfer, the transferee thereof shall be deemed to be a Holder. Upon any such sale or transfer, the Corporation shall, promptly following the return of the certificate or certificates representing the Series E Preferred Stock that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

g)       Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, via email or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 11682 El Camino Real, Suite 300, San Diego, CA 92130, Attention: Corporate Secretary, or such other email address or mailing address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email at the email address of such Holder appearing on the books of the Corporation, or if no such email address appears on the books of the Corporation, sent by a nationally recognized overnight courier service addressed to each Holder, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

* * * * * * * * * * * *

RESOLVED, FURTHER, that the president and the secretary of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock this 24th day of May, 2023.

/s/ David J. Marguglio
Name: David J. Marguglio
Title: Chief Executive Officer

NOTICE OF CONVERSION

The undersigned hereby elects to convert shares of Series E Preferred Stock (the “Preferred Stock”), represented by stock certificate No(s) _________________, into shares of common stock (“Common Stock”) of ADAMIS PHARMACEUTICALS CORPORATION, according to the terms and conditions of the Certificate of Designation relating to the Preferred Stock (the “Certificate of Designation”), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designation.

Date of Conversion:

Preferred Stock to be Converted:

Applicable Conversion Ratio:

Number of Shares of Common Stock to be Issued:

Preferred Stock Held Subsequent to Issuance:

Name of Holder:

Address:

Signature:

Name:

Title:

Holder Requests Delivery to be made: (check one)

☐	By Delivery of Physical Certificates to the Above Address

☐	Through Depository Trust Corporation

(Account _________________)